UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                                 SEC File Number
                                                                       000-52645

                                                                    CUSIP Number
                                                                      86336 W103

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):

[X] Form 10-K [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q [ ] Form N-SAR

For Period Ended: February 29, 2008
-----------------------------------

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
---------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A


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Part I - Registrant Information
---------------------------------

Full Name of Registrant:           STRONGBOW RESOURCES INC.

Former Name if Applicable:         PLUSH MALL INC.

Address of Principal Executive
Office (Street and Number):        777 North Rainbow Blvd., Suite 250

City, State and Zip Code:          Las Vegas, Nevada 89107

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Part II - Rules 12b-25(b) and (c)
---------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.(Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
---------------------------------

Part III - Narrative
---------------------------------

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K,10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

         The Company did not complete its financial statements for the year ended February 28, 2008 in sufficient time to allow the filing of the annual report on Form 10-KSB by May 29, 2008. As a result, additional time is needed to file the report.

---------------------------------

Part IV - Other Information
---------------------------------

(1) Name and telephone number of person to contact in regard to this notification

               Aaron McGeary            (817)            282-5885
              -----------------         -----            --------
                   (Name) (Area Code) (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding l2 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

                                                        [X] Yes   [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?                     [ ] Yes   [X] No

         If  so:  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                           STRONGBOW RESOURCES INC.
                   ------------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


May 29, 2008                    By:   /s/ Darren Hayes
                                      -------------------------------
                                      Darren Hayes, President and Chief
                                      Executive Officer

                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).


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